                                                                     EXHIBIT 9.1

                        VOTING AND FIRST OFFER AGREEMENT

    VOTING AND FIRST OFFER AGREEMENT, dated as of January 24, 2000 (this "AGREEMENT"), between Maurizio Vecchione (the "PRINCIPAL STOCKHOLDER") and USANi Sub LLC, a Delaware limited liability company ("PARENT").

    WHEREAS, Styleclick.com Inc., a California corporation (the "COMPANY"), and Parent propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for, among other things, the merger of the Company (the "MERGER") with a wholly owned subsidiary of a newly formed Delaware corporation ("NEWCO") and the concurrent contribution by Parent to Newco of all of the outstanding limited liability interests of Internet Shopping Network LLC, a Delaware limited liability company ("ISN");

    WHEREAS, the Principal Stockholder is the owner of one or more of the following securities: (a) shares of common stock of the Company, no par value ("COMPANY COMMON STOCK") and (b) options to acquire Company Common Stock; and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Principal Stockholder has agreed to enter into this Agreement with respect to all the shares of Company Common Stock now owned, whether beneficially or of record, and which may hereafter be acquired by the Principal Stockholder and any shares of Company Common Stock over which the Principal Stockholder has investment power or voting power, each within the meaning of Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended (the "SHARES"), and all options to acquire Shares now owned and which may hereafter be acquired (the "OPTIONS").

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

    Section 1.1 VOTING AGREEMENT. The Principal Stockholder hereby agrees that during the Restricted Period (as defined below) at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Principal Stockholder shall vote his Shares or shall cause his Shares to be voted: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement (the "PROPOSED TRANSACTIONS") and (b) against any proposal (other than in respect of the Proposed Transaction) for any: (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any other material corporate transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Proposed Transactions; (ii) a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of the Company in a single transaction or series of transactions; or (iii) the acquisition by any person or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent or its affiliates (herein, a "THIRD PARTY"), of "beneficial ownership" of 15% or more of the Company's voting stock whether by tender offer or exchange offer or otherwise and including a self tender offer, merger, sale of assets or other business combination between the Company and any person or entity or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. For purposes of this Agreement, the term "RESTRICTED PERIOD" shall mean the time during which the Merger Agreement remains in effect and for 12 months thereafter.

    Section 1.2 ACKNOWLEDGMENT. The Principal Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

    Section 1.3 WAIVER OF DISSENTERS' RIGHTS. The Principal Stockholder hereby irrevocably and forever waives any rights the Principal Stockholder may have, as a result of the Merger, to demand payment for any Shares beneficially owned by the Principal Stockholder pursuant to Section 1300 et. seq. of California Law or to otherwise qualify as a "dissenting shareholder" as such term is used in such sections of California Law.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PRINCIPAL STOCKHOLDER

    The Principal Stockholder hereby represents and warrants to Parent as follows:

    Section 2.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Principal Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby and no other proceedings on the part of the Principal Stockholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Principal Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms.

    Section 2.2 NO CONFLICT. (a) The execution and delivery of this Agreement by the Principal Stockholder do not, and the performance of this Agreement by the Principal Stockholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Principal Stockholder or by which the Shares or the Options are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares or the Options pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Principal Stockholder is a party or by which the Principal Stockholder or the Shares or the Options are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Principal Stockholder of his obligations under this Agreement.

        (b) The execution and delivery of this Agreement by the Principal Stockholder do not, and the performance of this Agreement by the Principal Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental body, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Principal Stockholder of his obligations under this Agreement.

    Section 2.3 TITLE TO THE SHARES. As of the date hereof, the Principal Stockholder is the record and beneficial owner of, or has voting power or investment power over, the Shares, and is the record and beneficial owner of the Options, listed on Schedule 1. Such Shares and Options are all the securities of the Company owned, either of record or beneficially, by the Principal Stockholder or in which the Principal Stockholder has voting or investment power and the Principal Stockholder owns no other rights or interests exercisable for or convertible into any securities of the Company. Except as identified on
Schedule 2, all of the Shares and Options referred to above are owned free and clear of all security

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interests, liens, claims, pledges, options, rights of first refusal, agreement, limitations on the Principal Stockholder's voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens") except, with respect to the Options, the Company Option Plan and any agreements executed pursuant thereto pursuant to which such Options were issued. The Principal Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                                   ARTICLE 3

                     COVENANTS OF THE PRINCIPAL STOCKHOLDER

    Section 3.1 NO INCONSISTENT AGREEMENT. The Principal Stockholder hereby covenants and agrees that he shall not enter into any agreement or grant a proxy or power of attorney with respect to the Shares or Options which is inconsistent with this Agreement.

    Section 3.2 TRANSFER RESTRICTION.

        (a) The Principal Stockholder hereby covenants and agrees that he shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, whether by operation of law or by agreement or otherwise (each a "TRANSFER"), from the date hereof until the termination of the Merger Agreement, any Shares or Options, or any right, title or interest therein or thereto.

        (b) Notwithstanding the foregoing, the Principal Stockholder may Transfer any Shares or Options, or any right, title or interest therein or thereto, to any trust which is established, and which remains, solely for the benefit of the Principal Stockholder or his spouse, siblings, children or grandchildren (a "TRUST"), provided, that, prior to such Transfer, the Trust shall execute and deliver an agreement by which it shall become a party to and be bound by the applicable terms and provisions of this Agreement, in form and substance reasonably satisfactory to Parent.

        (c) Notwithstanding the foregoing, if Parent permits any stockholder that is a party to an agreement containing restrictions on transfer of the type contained herein (the "TRANSFERRING STOCKHOLDER") to Transfer any Shares, Options or warrants to purchase Company Common Stock (the "WARRANTS") after the date hereof and prior to the termination of the Merger Agreement, which Transfer would otherwise be prohibited by such agreement, then Parent shall permit the Principal Stockholder, upon his request, to Transfer a number of Shares or Options equal to the product of (i) the number of Shares, Options or Warrants Transferred by the Transferring Stockholder divided by the number of Shares, Options or Warrants owned by the Transferring Stockholder as of the date of such Transfer, and (ii) the number of Shares or Options owned by the Principal Stockholder as of the date of such Transfer, in each case, treating all Options and Warrants as Shares on an as-converted basis (without giving effect to restrictions or limitations on the exercise of such Options or Warrants).

    Section 3.3 RIGHT OF FIRST OFFER. The Principal Stockholder hereby covenants and agrees that, following the termination of the Merger Agreement and during the remainder of the Restricted Period, the Principal Stockholder shall not Transfer any Shares or Options except pursuant to the following provisions:

        (a) OFFERING NOTICE. If the Principal Stockholder wishes to Transfer (other than pursuant to the Merger) all or any portion of his Shares or Options to any person or entity (a "THIRD PARTY PURCHASER"), the Principal Stockholder shall first offer such Shares or Options to Parent, by sending written notice (an "OFFERING NOTICE") to Parent, which shall state (i) the number of Shares or Options proposed to be transferred (the "OFFERED SECURITIES"); (ii) whether such sale (with respect to Shares only) will be effected in an open market transaction that complies with Rule 144(f) of

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    the Securities Act of 1933 (a "PUBLIC SALE") or otherwise (a "PRIVATE
    SALE"), (iii) the proposed purchase price for the Offered Securities, which price must be in cash and, with respect to a Public Sale, may not be at a per share price in excess of the closing price of shares of Company Common Stock on the NASDAQ for the trading day immediately prior to the date on which the Offering Notice is given (the "OFFER PRICE"); and (iv) with respect to a Private Sale, the terms and conditions of such sale, which terms and conditions must be customary and reasonable for a transaction of such type. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired;

        (b) PARENT OPTION. For a period of five days after the giving of the Offering Notice pursuant to Section 3.3(a) (the "OPTION PERIOD"), Parent shall have the right (the "OPTION") but not the obligation to purchase all (but not less than all) of the Offered Securities at a purchase price equal to the Offer Price and, with respect to a Private Sale, upon the terms and conditions set forth in the Offering Notice. The right of Parent to purchase any or all of the Offered Securities under this Section 3.3(b) shall be exercisable by delivering written notice of the exercise thereof (the "ACCEPTANCE"), prior to the expiration of the Option Period, to the Principal Stockholder, which notice shall state the number of Offered Securities proposed to be purchased by Parent. The failure of Parent to respond within the Option Period shall be deemed to be a waiver of the Option; PROVIDED that Parent may waive its rights under this Section 3.3(b) prior to the expiration of the Option Period by giving written notice to the Principal Stockholder (the date any such written waiver is received by the Principal Stockholder or, if no notice is given, the last date of the Option Period is referred to as the "WAIVER DATE");

        (c) CLOSING. The closing of the purchase of Offered Securities subscribed for by Parent under Section 3.3(b) shall be held at the executive offices of Parent at 11:00 a.m., local time, on the later of (i) the 10th day after the Acceptance pursuant to Section 3.3(b) and (ii) two days following the date on which all governmental or regulatory approvals (including the expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act) with respect to such transaction, if any, have been obtained or at such other time and place as the parties to the transaction may agree. At such closing, the Principal Stockholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder) and the Principal Stockholder shall so represent and warrant, and shall further represent and warrant that he is the sole beneficial and record owner of such Offered Securities. Parent shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased. In connection with such sale the parties to the transaction shall execute such additional documents and take all reasonable steps as are otherwise necessary or appropriate to effectuate such transaction; and

        (d) SALE TO A THIRD PARTY PURCHASER. If Parent does not elect to purchase all of the Offered Securities under Section 3.3(b), the Principal Stockholder may sell all, but not less than all, of the Offered Securities that Parent elected not to purchase (i) with respect to a Private Sale to a Third Party Purchaser on terms and conditions no less favorable to the Principal Stockholder than those set forth in the Offering Notice; PROVIDED,HOWEVER, that such sale is bona fide and not undertaken for the purpose of avoiding the Principal Stockholder's obligations hereunder and made pursuant to a contract entered into within 10 days after the Waiver Date and (ii) with respect to a Public Sale, such sale is effected within five days following the Waiver Date at the market price in effect at the time of such sale. If such sale is not consummated within five days after the Waiver Date with respect to a Public Sale or 45 days after the Waiver Date with respect to a Private Sale, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Principal Stockholder without again offering the same to Parent in accordance with this Section 3.3.

    Section 3.4 STOCKHOLDERS AGREEMENT. Prior to the Closing of the Merger, the Principal Stockholder hereby agrees to execute the Stockholders Agreement, substantially in the form attached as Exhibit A to the Merger Agreement.

    Section 3.5 EMPLOYMENT AGREEMENT. Prior to the Closing of the Merger, the Principal Stockholder hereby agrees to execute an employment agreement, between the Principal Stockholder and Newco, substantially in the form agreed to by the Principal Stockholder and Parent prior to the execution hereof.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Section 4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Parent has full right, power and authority to enter into and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Parent and is a valid and binding agreement of Parent and enforceable against Parent in accordance with its terms.

    Section 4.2 NO CONFLICT. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent.

        (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental body, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent of its obligations under this Agreement.

                                   ARTICLE 5

                                 MISCELLANEOUS

    Section 5.1 TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Closing, (ii) the 12-month anniversary following termination of the Merger Agreement and (iii) the termination of the Merger Agreement by Parent pursuant to Section 7.1(c) of such Agreement; provided that the representations and warranties contained herein shall survive the termination hereof.

    Section 5.2 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    Section 5.3 DEFINITIONS. Unless otherwise defined herein, all capitalized terms shall have the definitions assigned to such terms in the Merger Agreement.

    Section 5.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among Parent and the Principal Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    Section 5.5 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

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    Section 5.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

    Section 5.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

    Section 5.8 JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

    IN WITNESS WHEREOF, Parent and the Principal Stockholder have caused this Agreement to be duly executed as of the date first above written.

                                                       USANI SUB LLC

                                                       By:            /s/ DARA KHOSROWSHAHI
                                                            -----------------------------------------
                                                                        Dara Khosrowshahi
                                                                          VICE PRESIDENT

                                                                      /s/ MAURIZIO VECCHIONE
                                                            -----------------------------------------
                                                                        Maurizio Vecchione

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                                                                      SCHEDULE 1

                                                                  NUMBER OF
                                                                    SHARES
                                                              OWNED BENEFICIALLY     NUMBER OF
                                                               OR OF RECORD(1)     OPTIONS OWNED
                                                              ------------------   -------------
                                                                   417,619            237,227

------------------------

(1) Other than Shares issuable upon exercise of Options, which are listed in the next column.

                                       7
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                                                                      SCHEDULE 2

                                     LIENS

    None.

                                       8
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                                                         SCHEDULE TO EXHIBIT 9.1

    Joyce Freedman and Lee Freedman also executed a Voting and First Offer Agreement substantially similar to the foregoing, except that Joyce Freedman holds 1,506,247 shares of Old Styleclick common stock and options to purchase 237,227 shares of Old Styleclick common stock and Lee Freedman holds 139,952 shares of Old Styleclick common stock and options to purchase 75,000 shares of Old Styleclick common stock.

                                       9